UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2012

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2012, the Board of Directors (the “Board”) of Sagent Pharmaceuticals, Inc. (the “Company”) approved a reorganization of its executive management team.

New Structure

In support of the Company’s continued growth, the Board has completed a review of the Company’s management structure and has approved a series of changes to strengthen the overall management of the Company. The Board has approved the creation of an Executive Vice President and Chief Operating Officer position that will report directly to Jeffrey Yordon, President, Chief Executive Officer and Chairman of the Board. The Chief Operating Officer will be responsible for overall management of Sagent’s relationships with partners, including development, regulatory and supply chain activities and primary responsibility over the Company’s sales, marketing and human resources functions. The Company intends to conduct an executive search to identify a permanent Chief Operating Officer.

The Board appointed Dr. Chen Yu as the Company’s Interim Chief Operating Officer, effective as of August 30, 2012. Dr. Yu, 38, has served as a Managing Partner of Vivo Ventures LLC since 2004, and has served in a part-time advisory capacity as Vice President, Corporate Development of KangHui Medical since January 2012. From March 2010 through January 2012, Dr. Yu served as Chief Business Officer of KangHui Medical. Dr. Yu was a Director of the Company from May 2006 through May 2012, at which time he did not stand for re-election to the Board. As of August 30, 2012, Vivo Ventures LLC owns approximately 32% of the outstanding common stock of the Company. Dr. Yu received a bachelor of arts in biology from Harvard University, and a masters in business administration and doctor of medicine, each from Stanford University. The Company intends to compensate Dr. Yu for his services as Interim Chief Operating Officer through a grant of up to 105,000 stock options, of which 50,000 will vest immediately, and 5,000 will vest for each month of completed service as the Company’s Interim Chief Operating Officer beginning with the second month of completed service. Any stock options unvested upon the completion of Dr. Yu’s services shall be forfeited. Dr. Yu will not receive any cash compensation in respect of his service as Interim Chief Operating Officer.

Dr. Yu was not selected as an officer pursuant to any arrangement or understanding between him and any other person. Dr. Yu has no family relationships with any of the Company’s directors or executive officers. There have been no related person transactions between Sagent and Dr. Yu or any of his immediate family members that are required to be disclosed under Item 404(a) of Regulation S-K.

Effective as of August 30, 2012, Albert Patterson, who formerly served as our Executive Vice President, Operations, has assumed the role of Executive Vice President, National Accounts and Corporate Development, where he will focus on the Company’s relationships with group purchasing organizations, wholesalers and distributors. The position of Executive Vice President, Operations has been eliminated, and the duties previously assigned to such position have been assigned to the Chief Operating Officer. In addition, effective as of August 30, 2012, Lorin Drake, who formerly served as our Corporate Vice President, Sales & Marketing, has assumed the role of Corporate Vice President, Sales. The marketing responsibilities previously assigned to Mr. Drake have been assigned to the Chief Operating Officer.

Position Elimination

The Company has eliminated the position of Executive Vice President and Chief Business Officer. Ronald Pauli, who formerly served in this role, left the Company, effective as of August 30, 2012, to pursue other interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: September 6, 2012		/S/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary